Exhibit 23

NORDSON CORPORATION

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8) listed below and the related prospectuses of Nordson Corporation of our report dated December 8, 2004, with respect to the consolidated financial statements and schedules of Nordson Corporation included in this Annual Report (Form 10-K) for the year ended October 31, 2004:

•	Nordson Corporation 1982 Amended and Restated Stock Appreciation Rights Plan (now entitled 1988 Amended and Restated Stock Appreciation Rights Plan) (No. 2-66776)

•	Nordson Employees’ Savings Trust Plan (No. 33-18309)

•	Nordson Hourly-Rated Employees’ Savings Trust Plan (No. 33-33481)

•	Nordson Corporation 1993 Long-Term Performance Plan (No. 33-67780)

•	Nordson Corporation — Slautterback Corporation 401(k) Profit Sharing Plan (No. 33-73522)

•	Nordson Corporation 2004 Long-Term Performance Plan (No. 333-119399)

Cleveland, Ohio
January 14, 2005

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